Exhibit 14.1
Discovery Communications, Inc.
Code of Business Conduct and Ethics
I. Introduction
This Code of Business Conduct and Ethics (the “Code”) applies to all directors, officers and employees of Discovery Communications, Inc. and its US and non-US subsidiaries and divisions (collectively, the “Company”). The Company requires the highest standards of professional and ethical conduct from its directors, officers and employees. The Company’s directors, officers and employees (collectively, the “Discovery Team”) are individually and collectively responsible for managing the Company’s business activities in full compliance with the Code and applicable laws and regulations. You should carefully read this document. Where permitted by law, as a condition of employment at the Company, you must annually acknowledge that you have read and understand the Code. Officers and employees who violate the standards in this Code will be subject to disciplinary action, up to, and including, termination. Furthermore, violations of this Code may also be violations of the law and may result in civil or criminal penalties for you, your supervisor and/or the Company.
II. Purpose and Scope
You are expected to demonstrate the highest standards of ethical behavior and to comply with the laws and regulations applicable to the Company’s business. The reputation of the Company, the quality of your work environment, and the satisfaction of the Company’s obligations to stockholders depend on each member of the Discovery Team achieving these levels of conduct. The Code is intended to guide you to operate with the highest level of integrity in all business activities and to create an empowering work environment that fosters respect for each other and our clients.
1. Who Must Comply with the Code
The Code applies to Discovery Communications, Inc. and to all other companies in which Discovery Communications, Inc. directly or indirectly owns and has the right to vote shares or other interests representing more than 50% of the voting power of such companies (“Controlled Companies”) with respect to the election of directors or similar officials, and to all directors, officers and employees of each. Any reference to “the Company” includes Discovery Communications, Inc., any of its US and non-US subsidiaries and divisions, and its Controlled Companies unless otherwise indicated. Any reference to “employees” includes directors, officers and employees of the Company and its Controlled Companies, unless otherwise indicated.
Notwithstanding the foregoing, unless otherwise determined by the Board of Directors (the “Board”) of the Company, the Code will not apply to (i) any Controlled Company and its employees if the Controlled Company is an “issuer” as defined in Section 2(a)(7)

of the U.S. Sarbanes-Oxley Act of 2002 (generally, a company that files disclosure documents with the Securities and Exchange Commission (the “SEC”)) or (ii) any other Controlled Company that is excluded from the application of the Code by the Board.
2. How to Use the Code
The Code’s purpose is to promote your ethical and legal behavior while you are conducting business activities on behalf of the Company. The Code should be treated as a guide in making day-to-day business decisions. The Code is not intended to address every legal or ethical question that may arise, nor does it replace other more detailed policies of the Company. Its purpose is to state basic principles and to provide you guidance in areas that bear special emphasis. You are expected to adhere to all approved corporate policies and procedures. Failure to do so can result in disciplinary action up to and including termination. The Company has in place detailed policies and procedures for a number of topics covered in this Code. These include, but are not limited to, policies and procedures governing financial reporting, trading in company securities, compliance with the U.S. Foreign Corrupt Practices Act, and public communications. The detailed policies and procedures are not a part of this Code. If a law conflicts with a policy in this Code you must comply with the law. Contact the Legal Department if you have any questions or if such circumstances arise.
3. How to Ask Questions and Communicate Concerns
If you want guidance regarding a particular practice or compliance issue, or if you wish to report a violation or questionable behavior, you should contact the Corporate Compliance Officer. The Corporate Compliance Officer may be different for various employees, but generally will be a person in the legal department or, in the absence of a more specific designation, the General Counsel or a person designated by that officer. If you want to contact the Corporate Compliance Officer but are not sure of his or her identity, you should contact the General Counsel or any other member of the Legal Department for that information.
You may also call the Ethics Hotline at (800) 398-6395 if you are calling from a location within the United States. If you are calling from outside the United States, you will need to provide a country-specific access code to complete the toll-free call. You can get the country-specific direct access dialing information by going to the following web site:http://corporate.discovery.com/contact/ethics-hotline/and and following the instructions on the web site. The Ethics Hotline is operated by a third-party vendor and is available 24 hours a day, seven days a week. Your calls will be taken in confidence and your concerns reported to Company personnel for appropriate action. Your calls to the Ethics Hotline may be made on an anonymous basis.
You may also send a letter or fax to the General Counsel at Discovery Communications, Inc., One Discovery Place, Silver Spring, MD 20910, fax number (240) 662-1491. Letters and faxes may be submitted anonymously.

If you have a concern regarding an accounting or auditing matter and wish to submit the concern confidentially or anonymously, you may do so by using the web-based reporting system described above, calling the Ethics Hotline or sending a letter or fax to the General Counsel of the Company as described above. Your message will be forwarded to the General Counsel who will evaluate the merits of any concerns received and authorize such follow-up actions, if any, as deemed necessary or appropriate to address the substance of the concern. The General Counsel will provide a summary to the Audit Committee of all concerns submitted as described above, and will provide periodic updates to the Audit Committee until a resolution for each concern is reached.
To the extent it is legally possible to do so, the Company will maintain the confidentiality of anyone who is requesting guidance or who is reporting a violation or other questionable behavior. The Code prohibits any employee from retaliating or taking any other adverse action against another for reporting a violation or raising a legal or ethical concern unless it is determined that the report was made with knowledge that it was false.
III. Rules for Ethical Conduct
1. Honest and Ethical Conduct
You must exhibit and promote the highest standards of honest and ethical conduct in all of your dealings relating to the business of the Company. That means, among other things, that you will work to develop business relationships through open and honest communications. You should not take unfair advantage of another through manipulation, concealment or abuse of privileged information, misrepresentation of material facts or any other unscrupulous practice. The Company will foster a culture of integrity and accountability, deter wrongdoing and promote fair and accurate disclosure and financial reporting.
In addition to adhering to all approved corporate policies and procedures, all members of the Discovery Team will:
•	Act with honesty and integrity in all business dealings;

•	Comply with applicable laws, rules, and regulations of all applicable governmental entities, as well as other private and public regulatory agencies to which the Company is subject;

•	Support an empowering work environment that fosters respect for each other and our clients;

•	Act in good faith, responsibly, with due care, competence and diligence, and avoid misrepresentation of facts; and

•	Promote ethical behavior in the work environment, and report any suspected illegal or unethical conduct by any employee to the General Counsel.

2. Conflicts of Interest
You will act at all times in the Company’s best interest and will use your best efforts to avoid the appearance of, as well as any actual, conflict of interest.
A “conflict of interest” may exist whenever a member of the Discovery Team’s personal interests interfere — or even appear to interfere — in any way with the interests of the Company. A conflict may exist when you take actions or have interests that make it difficult to perform your work objectively and effectively. Conflicts may also arise when you or a member of your family receive an improper personal benefit as a result of your position in the Company, whether received from the Company or a third party.
Loans to, or guarantees of loans owed by, employees or their family members may create conflicts of interest or, in some cases, may be prohibited by law. In particular, for directors and executive officers, federal law prohibits public companies from directly or indirectly extending or maintaining credit, or arranging for the extension of credit in the form of a personal loan, to any director or executive officer of the Company.
This Code does not attempt to describe all possible conflicts of interest which could develop.
You should promptly report any situation that may involve an actual or potential conflict of interest to the General Counsel or another person described under “Reporting Illegal or Unethical Behavior” below. Any transaction or other conflict of interest situation involving an employee, if fully disclosed and approved by the General Counsel in consultation with the employee’s supervisor, will not be deemed to violate, or create a waiver under, this Code.
3. Gifts and Payments
You will not offer, give, solicit or accept any form of bribe, payoff, unlawful gratuity or kickback to or from any person. In addition to being a violation of this Code, such conduct may subject the Company and the involved individuals to civil or criminal penalties. Discovery Team members also should refrain from receiving gifts in circumstances that may give rise to an actual or apparent conflict of interest.
You may give or accept gifts, or permit immediate family members to give or accept gifts, from any customer, vendor or other person doing or seeking to do business with the Company so long as doing so (i) complies with applicable law, (ii) does not violate any Company policy and (iii) is consistent with accepted business practices and customs, including practice and custom in the locale where business is being conducted. The Company encourages discretion and moderation when providing or accepting gifts or entertainment that are intended to serve legitimate business goals.
Illegal payments, gifts, travel or provision of other items or services of value to government officials are strictly prohibited. With respect to foreign activities, the U.S.

Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign government officials or foreign political candidates in order to obtain or retain business.
4. Confidential or Proprietary Information
You will maintain the confidentiality of personnel information as well as proprietary information entrusted to us by the Company or other companies, including vendors and customers, except when disclosure is authorized or legally required. Confidential information may include, for example, non-public information that might be of use to a competitor of the Company, or harmful to the Company or its vendors or customers, if disclosed. Personnel information maintained by the Company regarding past and present officers and employees is afforded confidential treatment at all times. The Company will take reasonable steps to ensure that all confidential personal information related to its employees is protected, except where disclosure is required by applicable law or judicial process. Confidential information obtained in the course of employment with the Company may not be used for personal gain during or after the term of employment.
You will comply with laws and other legal requirements governing rights to and protection of patents, copyrights, trademarks, trade secrets and other forms of intellectual property owned by the Company and third parties. You will use software and information only in accordance with applicable licenses or other rights of use.
5. Equal Employment Opportunity
The Company is an equal opportunity employer. The Company is committed to providing equal opportunities to all employees and applicants for employment without regard to race, color, religion, gender, sexual orientation, gender identity, national origin, age, disability, marital status, military or veteran status, or any other characteristic protected by applicable federal, state and local laws and governing authorities.
The principles of Equal Employment Opportunity (EEO) apply to all terms and conditions of employment, including, but not limited to, hiring, placement, promotion, termination, leaves of absence, compensation, and training.
The Company expressly prohibits any form of unlawful employee harassment based on race, color, religion, gender, sexual orientation, gender identity, national origin, age, disability, marital status, military or veteran status, or any other characteristic protected by applicable law. Improper interference with the ability of the Company’s employees to perform their expected job duties is absolutely not tolerated.
6. Harassment
It is the Company’s policy that employees and others acting on the Company’s behalf are entitled to respectful treatment in the workplace. Being treated respectfully means one is treated honestly and professionally, with his or her unique talents and perspectives valued. A respectful workplace is about more than compliance with the law. It is a working environment that is free of inappropriate behavior of all kinds including sexual harassment and discrimination based on age, disability, marital status, race or color, national origin, religion, sex or sexual orientation, gender identity, military or veteran status, or any other characteristic protected by applicable law. Harassment is unwelcome conduct toward an individual because of his or her age, disability, marital status, national origin, race or color, religion, sex or sexual orientation, gender identity, military or veteran status, or any other characteristic protected by applicable law, that creates an intimidating, hostile or offensive work environment that (i) causes work performance to suffer or (ii) negatively affects job opportunities. Sexual harassment is harassment that is based on a person’s sex or that is sex-based behavior. It is also sexual harassment for anyone in a position of authority to tie hiring, promotion, termination or any other condition of employment to a request or demand for sexual favors. Incidents of harassment and inappropriate behavior will not be tolerated in the workplace or in other work-related settings such as business trips and business-related social events.
The Company will investigate all complaints of harassment or inappropriate behavior. Where there has been a violation of policy, the Company will take appropriate action in accordance with applicable local law to address the situation and seek to avoid future violations.
7. Protection and Proper Use of the Company’s Assets
You will protect the Company’s assets and will use your best efforts to ensure their proper and efficient use. As a general rule, all equipment, systems, services, networks, and software belonging to the Company should be used for legitimate business purposes, except for “limited personal use” that does not interfere with the Company’s business. Your illegal or unauthorized use of Company assets at any time may subject you to disciplinary action up to and including legal action and/or termination of employment. You may not access Company data unless you are authorized and have a Discovery Communications, Inc. business-related need to do so. Unauthorized possession, modification, destruction, use, or disclosure of such data is prohibited. Making, acquiring, or using unauthorized copies of any computer software is not permitted. For purposes of this Code, “limited personal use” includes, but is not limited to, writing a personal letter, making a telephone call to a friend or family member, sending a personal e-mail message, accessing the web, etc., so long as such activities do not interfere with your job responsibilities. Conversely, and by way of example, it does not include using Company assets to operate a side business.
8. Compliance with Laws and Regulatory Requirements
The Company conducts business internationally. As a result, our operations are subject to the laws of many countries, provinces, states and other jurisdictions. You will respect and comply with the laws, rules and regulations of the United States and the states, counties, cities, countries and other jurisdictions in which the Company conducts its business or which are otherwise applicable to the Company. In general, the local laws and regulations should govern. If you become aware of the violation of any law, rule or regulation by the Company, whether by employees or any third party doing business on behalf of the Company, it is your responsibility to promptly report the matter to the Corporate Compliance Officer. While it is the Company’s desire to address matters internally, nothing in this Code should discourage you from reporting any illegal activity, including any violation of the securities laws, antitrust laws, environmental laws or any other federal, state or foreign law, rule or regulation, to the appropriate regulatory authority. Where questions arise as to any conflict between local law and this Code, the Legal Department should be contacted for guidance.
9. Prohibition Against Insider Trading
The obligation to comply with applicable legal requirements means, among other things, that you will comply with laws applicable to the buying and selling of securities. In conducting business on behalf of the Company, you may become aware of material non-public information about the Company or one of its vendors, customers or other companies with which the Company may have dealings. Information is “material” if a reasonable investor would consider such information important in deciding to buy or sell securities of the company in question. Persons who have access to such information are often referred to as “insiders.” You should only discuss material non-public information with other employees on a limited, “need to know” basis. You should not share such information with others outside the Company other than persons, such as outside counsel and others engaged by the Company to provide assistance, and then only on a “need to know” basis.
You should not trade in securities of a company, including Discovery Communications, Inc., if you are in possession of material non-public information about that company, and should not share (sometimes referred to as “tipping”) such information with others. “Insider trading” and “tipping” are serious violations and can result in severe sanctions, including criminal penalties. Accordingly, you should consult with the General Counsel before buying or selling securities in circumstances where the use of material non-public information may be involved.
10. Record-Keeping, Financial Controls and Disclosure
The Company will seek to assure that any filing with the SEC, as well as other public disclosures by or on behalf of the Company, will be timely and understandable and will be fair, accurate and complete in all material respects. The Company is subject to extensive and complex accounting requirements. All of the Company’s books, records, accounts and financial statements should be maintained in reasonable detail, should appropriately reflect the Company’s transactions, and should conform both to applicable legal requirements and to the Company’s system of internal controls. Employees who are responsible for statutory reporting outside the United States must comply with the specific laws and regulations of the host country. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation. You should not take any action intended to influence the Company’s auditors or persons conducting a properly authorized regulatory inquiry in an improper manner or to influence the conduct of an audit of Company financial statements. Each employee involved in the Company’s disclosure process should be familiar with, and should comply with, the Company’s disclosure controls and procedures, including internal controls over financial reporting, in each case to the extent relevant to the employee’s responsibilities, so that the reports and other documents filed by the Company with the SEC will comply in all material respects with applicable federal securities laws and SEC rules. Each employee having authority regarding those SEC filings or other public communications concerning the Company’s business, results of operations, financial condition or prospects should consult with others in a position to assist with such disclosures to assure, to the extent possible, that such disclosures will be made in a timely fashion and, when made, will be accurate and complete in all material respects.
11. Reporting Illegal or Unethical Behavior
You have the right and the obligation to seek and obtain guidance about a compliance issue or business practice. You should contact the General Counsel concerning observed illegal or unethical behavior. You also may discuss these matters with an immediate supervisor or other manager, a human resources manager or a member of the legal department. You are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Code. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including termination.
12. No Retaliation
The Company will not permit retaliation against any employee who, in good faith, seeks advice concerning, or who reports or complains of violations of, this Code or other illegal or unethical conduct. If, however, an employee makes a report of a violation or of questionable behavior with knowledge that it was false, the reporting employee will be subject to disciplinary action.
13. Amendment, Modification and Waiver
This Code may be amended, modified or waived by the Board at any time for any reason. The most current version of this Code can be found at http://ir.corporate.discovery.com on the Company’s website. Waivers also may be granted by an independent committee of the Board designated by the Board to grant such waivers. Any waiver of the Code for directors or executive officers of the Company will be promptly disclosed as required by applicable SEC or stock exchange rules.
This document is not an employment contract between the Company and any of its employees, officers or directors.